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                                                                       EXHIBIT 5



                                November 9, 2000


TruServ Corporation
8600 West Bryn Mawr Avenue
Chicago, IL  60631-3505

Gentlemen:

         We have served as your counsel in connection with the filing by you of a Registration Statement on Form S-2 with the Securities and Exchange Commission (the "Commission") pursuant to the provisions of the Securities Act of 1933, as amended (the "Act"), covering the registration of $50,000,000 of Variable Denomination Subordinated Fixed Rate Term Notes (the "Notes"), of TruServ Corporation (the "Company"). As your counsel, we have reviewed the corporate proceedings ("Corporate Proceedings") taken and to be taken to authorize the execution and delivery by the Company of an indenture (the "Indenture") to be entered into with U.S. Bank Trust National Association, as Trustee, providing for the issuance of up to $50,000,000 principal amount of Notes of the Company.

         We have examined and are familiar with the Articles of Incorporation of the Company and its By-laws, both as amended and/or restated. We have also examined the proposed form of the Indenture, and such other documents, records and certificates of the Company as we consider necessary for the purpose of this opinion. Based upon such examination and consideration, it is our opinion that.

         1. The Company is validly organized and existing under the laws of the State of Delaware and has the corporate power to carry on its present business and is duly qualified to own its properties and conduct its business in those states where such authorization is presently required, except where the failure to so qualify does not have a material adverse effect on the Company;

         2. Upon completion of the Corporate Proceedings, the execution and delivery of the Indenture and the issuance of the Notes will have been validly authorized on behalf of the Company, and when the Indenture shall have been duly executed and delivered, the Indenture will constitute a valid, binding and enforceable obligation of the Company in accordance with its terms, except as enforcement of provisions thereof may be limited by bankruptcy or other applicable laws affecting the enforcement of creditors' rights;


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TruServ Corporation
November 9, 2000
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         3.       The Notes, when executed, manually or in facsimile, by the proper officers of the Company and authenticated by the Trustee under the Indenture, and issued and sold and paid for in accordance with the Corporate Proceedings, will constitute legally issued, valid, binding and enforceable obligations of the Company in accordance with their terms, except as enforcement of provisions thereof may be limited by bankruptcy or other applicable laws affecting the enforcement of creditors' rights, and will be entitled to the benefit of the Indenture.

         We hereby consent to the use of our name under the heading "Legal Opinions" in the Prospectus constituting part of the Registration Statement.

                                           Very truly yours,

                                           MICHAEL BEST & FRIEDRICH